Exhibit 99.1

Location Based Technologies Names New CMO,
Establishes Independent Board

IRVINE, Calif., Oct. 25, 2011—Location Based Technologies® Inc. (OTCBB:LBAS), manufacturer of PocketFinder® GPS locator devices, today announced it has appointed Gregory Gaines as the company’s first chief marketing and sales officer. In addition, four executives have been named to the board of directors, thereby creating an independent board representing decades of cumulative business experience.

Mr. Gaines was founder of GKG Associates, a consulting firm that helps businesses improve their value through sales development, strategic relationships and go-to-market initiatives. His international experience includes serving as vice president for global sales and marketing for Powerwave Technologies, Inc. and global strategic alliance manager for Intel Corporation.  Previously, Mr. Gaines held various strategic account management positions at Compaq Computer Corporation and Digital Equipment Corporation. He is involved in several industry and marketing organizations and serves on the boards of select non-profit organizations.

“We are fortunate to have someone with Gregory’s expertise contributing to our future growth and success,” said Dave Morse, CEO of Location Based Technologies. “His leadership, his thorough knowledge of key business success factors and his extensive experience in marketing and sales at other technology companies position him well to enhance the strength of our marketing and leadership teams. In addition, we are greatly honored to add high caliber Board Members who are committed to helping our company reach its full potential."

Location Based Technologies’ new board members:
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Gregg Haugen was a founding senior partner in CarVal Investors, a Value Fund with more than $10 billion in assets under management. Prior to joining CarVal, Mr. Haugen was a senior accountant with KPMG Peat Marwick in Minneapolis. Mr. Haugen is one of Location Based Technologies’ largest shareholders, and has been an advisor to the Company since January of 2011.  Mr. Haugen holds a Masters of Management from the J.L Kellogg Graduate School of Management at Northwestern University and a Bachelor of Science in Business Administration degree from Boston University.

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David L. Meyers is the former executive vice president and chief financial officer of Del Monte Foods, Inc. Mr. Meyers served on the board of Smart & Final and was chair of the audit committee prior to its sale. Mr. Meyers currently serves on the board of Foster Dairy Farms and Bay Grove Capital. Mr. Meyers has over 35 years of senior management experience in the consumer products industry.

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Charles H. “Chuck” Smith is the former president and chief executive officer of SBC West, now AT&T.  He has more than 30 years’ experience in telecommunications and was vice chair of the board for USC’s Center for Telecommunications Management.  Chuck is currently the vice chairman of the board of University of San Francisco and remains actively involved as an advisor for numerous business, educational and community support boards.

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Ronald Warner has been practicing law since 1968 and is currently a senior partner at Locke Lord Bissell and Liddell, LLP.  Mr. Warner specializes in M&A financings, international joint venture and collaborative arrangements. He currently serves on the board of directors of Senetas Party, Ltd., an Australian public company; Radiance Rewards LLC and Elite Interactive Solutions, Inc. He also serves on the advisory boards of several technology and services companies in the U.S. and abroad.

About Location Based Technologies
A publicly traded company, Location Based Technologies (OTCBB: LBAS) designs and develops PocketFinder personal locator devices for a highly mobile society. PocketFinder devices provide an easy solution to help people use technology to stay connected to what they value most—loved ones, pets, vehicles and assets—at any time from almost anywhere. PocketFinder products include the GPS Vehicle Locator, Personal GPS Locator and GPS Pet Locator. For more information, visit http://www.pocketfinder.com.

Connect with PocketFinder on Facebook: http://www.facebook.com/PocketFinder or follow on Twitter at https://twitter.com/#!/PocketFinderGPS.

PocketFinder and Location Based Technologies, Inc. are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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Contact:
Daly-Swartz PR
Jeffrey Swartz, 949-470-0075
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Terry McGovern, 415-902-3001
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